Exhibit 99.1

GPP and Houston office employees:

This morning Midcoast Energy Partners (MEP) announced it has entered into an agreement with a subsidiary of Enbridge Inc. whereby the Enbridge subsidiary will acquire the outstanding publicly held units of MEP, and MEP will cease to be a publicly traded partnership.

This announcement is a significant action in the strategic evaluation that began last year in order to address challenges in our natural gas business.

I’m sure you are wondering how the sale of public units will impact employees who support MEP and its assets.

As our U.S. gathering and processing assets will remain part of the Enbridge family following the transaction, there won’t be significant changes in our day-to-day operations or to our employees.  As always, we will remain focused on safety and the operational reliability of our systems first and foremost. We also will remain focused on our strategic priorities of managing our costs and capturing new business. In other words, it’s pretty much business as usual.

This means MEP will no longer be a publicly traded partnership after close of the transaction – expected in the second quarter of 2017.  Many of the reporting requirements for the business segment will continue, but we do expect to simplify our processes.

Here are a couple of key points in the agreement:

The terms:
Enbridge Energy Company, Inc. will acquire for cash all of the outstanding publicly held common units of MEP for US$8.00 per common unit for an aggregate transaction value of approximately US$170.2 million.

The corporate structure following the transaction:

Upon closing of the transaction, our U.S. natural gas gathering and processing assets will continue to be owned and operated by Midcoast Operating, L.P. (MOLP). EEP will continue to hold a 48.4% interest in MOLP and a 54% interest in MEP. The remaining 46% interest in MEP that is currently held by public unitholders will be acquired by a subsidiary of Enbridge under the merger agreement.

Finally, Enbridge Energy Partners (EEP) also provided an update on its ongoing strategic review this morning, including announcing this particular transaction and two other strategic actions being undertaken to strengthen its outlook.

Thanks,

Greg

In connection with the proposed merger, Midcoast Energy Partners, L.P. (“MEP”) will prepare an information statement to be filed with the SEC that will provide additional important information concerning the proposed merger. When completed, a definitive information statement will be mailed to the unitholders of MEP. MEP UNITHOLDERS ARE STRONGLY ADVISED TO READ ALL RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING MEP’s INFORMATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION. MEP unitholders will be able to obtain, without charge, a copy of the information statement (when available) and other relevant documents filed with the SEC from the SEC’s website at www.sec.gov. MEP unitholders will also be able to obtain, without charge, a copy of the information statement and other documents relating to the proposed merger (when available) at www.midcoastpartners.com.